Savient Letterhead

February 25, 2011

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Savient Pharmaceuticals Fourth Quarter Year-End 2010 Financial Results Conference Call. At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session. As a reminder, this conference may be recorded.

I would now like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir, please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you. Good morning, and welcome to the Savient Pharmaceuticals fourth quarter year-end 2010 financial results conference call. This morning we issued a press release providing financial results and highlights for the fourth quarter year-end 2010, and information on the official full U.S. commercial launch of KRYSTEXXA or pegloticase. The press release is available on our website at www.savient.com.

Before today's call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and the future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding our commercial launch of KRYSTEXXA and plans related thereto, our preparations for regulatory submissions for KRYSTEXXA outside the United States, our work with our primary and potential secondary supply sources, our beliefs with respect to our ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, healthcare payers and others in the medical community, and our intended pursuit of market expansion opportunities, no inference of the overall success with these matters can be implied as they are subject to a number of risks and uncertainties.

We encourage you to review our press release dated February 25, 2011 and our company's filings with the Securities and Exchange Commission, including without limitation our Form 10-K, which will be filed on or before March 1, 2011, each of which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, February 25, 2011. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning is John Johnson, our Chief Executive Officer; Paul Hamelin, our President; and David Gionco, our Group Vice President and Chief Financial Officer.

At this time, I'd like to turn the call over to John Johnson.

John H. Johnson, Chief Executive Officer

Thank you, Phil. Good morning, everyone, and thank you for joining us. Today is a monumental day for Savient and patients who suffer from chronic refractory gout. We've now officially launched KRYSTEXXA into the U.S. market making it available to those in need. We're joining you from our national launch meeting, where we're now concluding an extremely successful, weeklong training and preparation program.

We have an experienced 60-person sales team and we could not be more excited to deploy this highly experienced group into their territories throughout the United States. None of this would have been possible without the hard work and unwavering commitment from everyone at Savient, as well as our network of patients and physicians. We've been hearing for years from healthcare professionals who've been looking for an effective therapeutic option to treat this debilitating disease. Now, that day is here.

With today's official launch, Savient is now in a select group of biopharmaceutical companies that has developed, received FDA approval, and commercialized a novel product that addresses a significant unmet medical need.

On today's call, I'll spend the majority of time discussing our commercial strategy and our plans for the future. As Savient's new CEO, I have spent the past few weeks getting to know the company, its people, and the market opportunity for KRYSTEXXA. We're pleased in the first quarter to have solidified our cash position, which allows us to focus on three clear goals to achieving sustainable growth and value creation.

One, launch KRYSTEXXA successfully in the U.S. and make it available to patients in need. Number two, expand into other geographies. And number three, develop additional market opportunities.

Let's talk about job one, executing a successful launch. With the full commercial availability of KRYSTEXXA in hand, we will now be able to provide this new drug for the treatment of chronic gout in adult patients refractory to conventional therapy.

KRYSTEXXA is the first and only therapy available to address this unmet medical need for the approximately 170,000 chronic gout sufferers here in the United States. We have a laser light focus on this launch with a very comprehensive U.S. commercial strategy in place. We have set up a home office based commercial infrastructure that consists of marketing, marketing research, managed care strategy, reimbursement and compliance.

In addition to our sales force, we've also deployed regional medical scientists, managed care executives, regional business directors, nurse educators, and area business solution managers, all of whom are dedicated to working with the rheumatologists, nephrologists, infusion centers, institutions and reimbursement staff to provide critical support to the market.

In this initial phase, our objective is to provide the physician specialist with key product information through our sales team, begin the process of providing in-service educational support, and provide local in-office reimbursement support. We have set-up extensive support systems to assist physicians and office personnel as they work through the reimbursement process.

In addition to the KRYSTEXXA connections hotline and web-based reimbursement support programs, we will also have reimbursement specialists deployed in the field. This reimbursement support is critical to ensure patients and physicians receive timely reimbursement.

We've been very encouraged by the progress we've made with the payers at this early stage. To-date, the company believes that no patients have been denied reimbursement for KRYSTEXXA. We anticipate sales to ramp up gradually in the initial phase of the commercial launch as doctors, institutions and infusion centers become familiar with KRYSTEXXA. The second phase of our launch strategy is to focus on the primary care offices.

Our goal will be to educate primary care physicians that new options are available to their patients and that they can refer patients to the rheumatologists and nephrologists. We anticipate implementing Phase II to launch later this year. Phase III is focused beyond the initial 170,000 patients in the U.S. that have the most debilitating aspects of this disease. We believe there may be as many as an additional 160,000 patients who also have advanced severe gout, who are not in our initial patient population. We think these patients may become candidates for KRYSTEXXA.

Now, let's talk a bit about our second job, expanding in other geographies. We believe keeping the asset unencumbered is a prudent approach to increase shareholder value and intend to explore future market growth opportunities for KRYSTEXXA. The first opportunity we see is in the European Union. We intend to file in the EU and we remain on track to submit the Marketing Authorization Application with the EMA by quarter-end or shortly thereafter. Once we complete our EU submission, the company expects to execute plans to file in other markets around the world, including Asia, where the prevalence of gout is amongst the highest in the world.

And finally job three, developing additional market opportunities. We expect to begin exploring new indications for KRYSTEXXA, including tumor lysis syndrome and organ transplant, as well as the development of an IM formulation that will allow for alternative delivery of KRYSTEXXA. These efforts are supported by our solid platform of patent protection out to 2026.

I'd now like to turn the call over to David Gionco to provide a review of our financial results for the fourth quarter year-end 2010.

David Gionco, Group Vice President & Chief Financial Officer & Treasurer

Thank you, John. Let's review the financial results for the fourth quarter and year-ended December 31, 2010 that we reported in this morning's press release.

Since I will only be discussing highlights from our financial results, I refer you to our annual report on Form 10-K for more specifics and details. We ended the 2010 year with $64.9 million in cash and short-term investments, a decrease of $13.2 million for the quarter and $43.3 million for the year.

On February 4, 2011, we closed on the sale of $230 million of Convertible Senior Notes that yielded approximately $222.5 million in net cash proceeds for the company. The notes carry a 4.75% coupon rate and have a seven year term. These notes can be called by the company in years five through seven.

On a pro forma basis, we had $287.4 million in cash and short-term investments as of December 31, 2010, if you include the proceeds from the sale of our convertible notes.

For the fourth quarter of 2010, the Company had a net loss of $451,000 inclusive of a non-cash valuation adjustment of $18.1 million, relating to our previous warrant liability or $0.01 per share, on total revenues of $960,000, compared with a net loss of $219,000 or $0.00 per share on total revenues of $864,000 for the same period in 2009. The net loss for the year-ended December 31, 2010 was $73.1 million or $1.08 per share, compared with the net loss of $90.9 million or $1.51 per share for the same period in 2009.

Looking more closely at the details. Total revenues for the fourth quarter of 2010, were $960,000, an increase of $96,000 from the same period in 2009. Our revenues primarily consist of product sales for our branded Oxandrin product, an authorized generic oxandrolone. As expected, sales of KRYSTEXXA were minimal subsequent to its marketplace availability during the month of December 2010. The objective of making the product available in the distribution channel was to provide access if there was an immediate medical need in this orphan population. Our revenues for the year-ended December 31, 2010 were $4 million, an increase of $1.1 million from 2009.

Research and development expenses were $9.8 million in the fourth quarter of 2010, slightly up from $9.7 million of expense in the fourth quarter of 2009. A major component of our R&D expense during the fourth quarter related to our validation manufacturing campaign at our potential secondary source supplier of pegloticase drug substance. R&D expense totaled $32.4 million for the 2010 full-year, versus $51.7 million in 2009, a decrease of $19.3 million.

Selling, general and administrative expenses were $8.2 million in the fourth quarter of 2010, an increase of $2.8 million from the same quarter of 2009. The higher expenses were associated with the building of a commercial infrastructure in preparations for the launch of KRYSTEXXA. SG&A costs were $25 million for the 2010 full-year versus $30.8 million in 2009, a decrease of $5.8 million.

To summarize, we believe we are financially well positioned to support the ongoing projects and initiatives of our strategic plan. These include the commercial launch of KRYSTEXXA in the United States, seeking regulatory approval for KRYSTEXXA in the EU and in Asia, obtaining FDA approval for a U.S. secondary source supplier of pegloticase drug substance, and fulfilling our post-marketing commitments to the FDA in conjunction with the marketing approval for KRYSTEXXA in the United States.

This concludes the financial piece of the conference call. I'd like to now turn the call back over to John.

John H. Johnson, Chief Executive Officer

Thank you, David. In closing, 2010 was a pivotal year for the future of Savient. A future of great promise with significant growth opportunities, and one that I am proud to be a part of. There has never been a more exciting time in the history of Savient nor for the chronic gout patients who've waited so long for a therapy that has the potential to change the course of their lives. In this new year we're well positioned to build upon our recent success and capture the many opportunities that lie ahead of us in 2011 and beyond.

As I mentioned earlier, we are speaking to you on the last day of our national sales meeting that led up to today's official launch. We have almost 100 experienced, well-trained professionals leaving the meeting today who are fired up and ready to begin on Monday.

I'd like to thank the entire Savient team for their hard work and dedication. I look forward to reporting on our continued progress over the coming quarters. We thank you for joining our call today.

Would now like to open the floor to questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Our first question comes from Eric Schmidt of Cowen & Company.

Q - Eric Schmidt: Good morning. Thanks for taking my call. It sounds like you have just under 100 people in total on the commercial side. Could you give us a break-down, John, of how that kind of ends up in terms of final numbers, MSLs, managed care support staff et cetera?

A - John Johnson: Yeah, we'll be happy. I'll ask Paul to walk you through that.

A - Paul Hamelin: Good morning, Eric. As you know, we've deployed 60 field-based territory sales managers and then six regional business unit directors to manage that particular team. In addition, we have managed care or we have - yes, we have six managed care executives fully deployed. We also have some medical science liaisons who are out in the field. And very recently, we've added some nurse educator staff to help with some in-service for key institutions where they're infusing. And then, we've also, as John articulated, recently added some area business solution managers, to really help ensure that the reimbursement process at the infusion centers is working efficiently.

Q - Eric Schmidt: And will the target still, Paul, be 4,000 rheums and 800 nephrologists?

A - Paul Hamelin: Yeah. The key specialist to get this initial phase launched and out are the universe, if you will, of rheumatologists. And then a portion of the nephrology community who have a number of gout patients who have - who are chronic gout patients refractory to conventional therapy. So that's the initial specialist group. And of course, their associated infusion centers, or infusion centers that are associated with medical centers or academic institutions where multiple specialists might be using for their infusion. So those are the key targets.

A - John Johnson: Eric, I'd just add that we added these area business specialists just here over the last couple of weeks because we knew that the reimbursement piece is so important here with a drug like KRYSTEXXA, and that's an important add. And the reason of course is because from the point in time at which a physician identifies a patient, to they get the patient scheduled, they get the agreement to get an infusion and then they go through the prior auth process. In some places that can take up to 12 weeks if you're not really trying to support that and move that along. And so we think that it will help us compress it. And certainly one of the reasons that we believe that the sales ramp will be somewhat slow initially, is we have to move through the prior approval processes. And as you might expect that really varies plan by plan, zip code by zip code. We thought this extra resource would help us begin to move that up a little bit quicker.

Q - Eric Schmidt: Okay. And then just to clarify, you'll be booking revenue upon pull-through to the physician practice, so we won't be seeing any kind of initial bolus stocking reported in Q1?

A - John Johnson: No. And what our sales - to answer your question I think somewhat directly, our sales in December were 18,000. And I'd like David to just talk about our revenue recognition policy, but I think it's important to remind everyone that the objective of making the product available in a distribution channel prior to our official launch, was to provide access if there was an immediate medical need in this orphan population. We did not have high expectations especially given the cost of this product and the time it takes to get pre-approval. But it does not reflect any stocking, and David will give you our position on that.

A - David Gionco: Yeah. Hi, Eric. Given our limited sales history for KRYSTEXXA and with the product being a new entity into its market, the accounting rules dictate that revenue will be recorded with the sell-through method. This means we will recognize revenue when KRYSTEXXA is shipped from our specialty distributors to their customers, which would include doctors and infusion suites and we would not record revenue when we ship product out to our specialty distributors.

Q - Eric Schmidt: Okay. Thanks. And just last question on the Q4 cost of goods, David. I missed why that was so high?

A - David Gionco: In the quarter there were costs associated with a - the failed batch at BTG that we've recently disclosed in the past. So there was - that was related - that was the cost related to that failed batch at BTG.

Q - Eric Schmidt: Great. Thanks and good luck.

A - David Gionco: Thank you.

A - John Johnson: Thank you.

Operator: Thank you sir. Our next question comes from Salveen Richter from Collins Stewart.

Q - Laura Ekas: Hi, good morning. It's Laura Ekas on behalf of Salveen. I was just wondering as of mid-January you guys had met with 53 of the 75 largest insurers, and I was just wondering if since then you've met with the remaining insurers and how those discussions went?

A - Paul Hamelin: Yes. We continue to meet with our payer base and the meetings continue to be exceptionally wonderful interactions. As you know, we have six field based now managed care executives and there is a lot of face-to-face meetings going on. Prior to that, we had been having a lot of meetings with payers through Web-based interactions and presentations. So the conversations and the dialogs have been going very well. I think as John outlined in his note to this date, we're unaware of any payer who has rejected or denied a patient access to the product. And I think again that reflects or we believe that reflects the plans and the payers today understanding the unmet medical need in this population, and also the clinical meaningful benefits that KRYSTEXXA can offer. So I think our plans are meeting our expectations at this point.

Q - Laura Ekas: Okay, great. And then have you made any progress with the VA and do you know what your discount rate will be, I assume it's 24%, but --?

Q - David Gionco: Yeah. Hi, Laurie. Yes, we have made progress with the VA and the contract is not final at this point. But the discount that you're quoting is in the range of what we are expecting. But again that contract is not final. We expect that contract to be final within the next two months.

Q - Laura Ekas: Okay, great. Thank you.

Operator: Thank you, ma'am. Our next question comes from Andrew Vaino with Roth Capital Partners.

Q - Andrew Vaino: Hi, thanks for taking the question. Just a quick question on the manufacturing. Can you guys provide any more insight as to whether the issue is with the PEGylation step or with the actual enzyme expression?

A - Philip Yachmetz: Hi, Andrew, this is Phil. The most recent manufacturing issue that we reported back in December had nothing to do with the actual process. It was an equipment issue as we specified.

Q - Andrew Vaino: Okay. But was the equipment part of the - in the PEGylation part or the actual formation of the enzyme and derivatives?

A - Philip Yachmetz: It was in the PEGylation part, and it was a common piece of equipment in both manufacturing chains at both facilities.

Q - Andrew Vaino: Okay. Thanks. And then lastly, I know you haven't really been actively promoting this drug, but can you give an idea of how many people have had the drug since December?

A - John Johnson: Yeah. We're not going to provide that data at this time because we don't really know from the point in time which it leaves our specialty distributor and goes into the customers who actually is on the product today. I would say it not unexpectedly frankly that the majority of our sales, approximately 80% have been into the hospital section of the channel. And I think now that we're launching the product, you'll begin to see the infusion centers come up. And I think one other piece, Andrew, that I just want to mention on the manufacturing side, since we announced that we have done five additional batches and all five have met our specifications. So we believe we've corrected that issue.

Q - Andrew Vaino: Okay, great. Thank you.

Operator: Thank you. Our next question comes from Cory Kasimov from JPMorgan.

A - Philip K. Yachmetz: Cory, you there?

Operator: Our next question comes from Kim Lee from Global Hunter Securities.

Q - Kim Lee: Good morning.

A - Philip Yachmetz: Good morning.

Q - Kim Lee: Can you give us an update on timing and getting your secondary source supplier up? And then second question is, when do you expect publication of your Phase III data?

A - Philip Yachmetz: Hey, Kim. It's Phil. How are you?

Q - Kim Lee: Good. How are you?

A - Philip Yachmetz: Good. As we said back in December, we're still in discussions with our secondary manufacturer in terms of the timing of the new validation campaign, which will be sometime you know probably second, third quarter of this year. And then we also specified that we would hope to be submitting a supplemental BLA sometime in the first half of next year. And the second part of your question...

A - Paul Hamelin: And with regards to publication of the Phase III data Kim, we have reported that we have submitted for a manuscript review, but each of course journal has its different timelines and processes for review. So we don't want to comment where we are in that. But we have submitted the Phase III manuscript for a peer review journal and we remain optimistic at this point in time.

A - John Johnson: And Kim, it's John. Just one thing I'd mention on the manufacturing as well, is that, through BTG we have the ability to actually, and the capacity to handle all of our global needs, not even U.S. needs, all of our global needs to that facility. So our secondary source is primarily focused to be a backup at this point in time.

Q - Kim Lee: And just an additional question, do you believe that you have enough batches to even support a European launch then, which we anticipate could happen by first half of 2012?

A - John Johnson: At this point, we certainly have more than enough already in-house to support the U.S. launch you know well into next year. And as for the European launch, we continue to produce these batches, so I think the answer to that would be yes.

Q - Kim Lee: Okay. And are you optimistic that you could possibly get a publication of your Phase III data done this year or are we looking at maybe next year?

A - Paul Hamelin: Yeah. Kim, again I don't think - I think it would be premature for us to indicate when a timing for a potential publication. Each journal reviews in different timelines and it just also depends on how many reviews that we go back and forth with the appropriate editors. We remain optimistic that our Phase III publication will get accepted. And it has been submitted now much earlier this year.

Q - Kim Lee: Great. Thanks.

Operator: Thank you. Our next question comes from Steve Byrne from Bank of America.

Q - Steve Bryne: Hi, good morning. So what do you think your quarterly run-rate will be in SG&A now that your commercial staff is up and running?

A - David Gionco: Hi, Steve. It's David. Typically, we have not provided forward-looking financial guidance in the past. And at this point, we are not planning - we are continuing to plan to follow that policy going forward. So we won't be able to comment on that at this point.

A - John Johnson: Yeah. I think you can, Steve, take the 100 person commercial organization we have and apply some standard rates to it, and that will give you a pretty good indication of what that expense might be.

Q - Steve Bryne: Okay. And in your discussions with payers, how are they viewing the labeled indication for patient's refractory to conventional therapy? Are they interpreting that to mean allopurinol-only, or are they requiring patients to also fail febuxostat?

A - Paul Hamelin: Yeah. I think that depends on each payer, and even within the payer there can be different policy or medical benefit coverage decisions. So as an example, you just think about Aetna for a minute. Aetna itself may be compromised 100 or 200 different sub plans in the Aetna and they may vary. Some may require failing conventional therapy and that definition might be allopurinol, another part of Aetna might require it to fail both allopurinol and Uloric, and yet a third part of Aetna or another plan, might not require documentation of failure at all to either. And still yet a fourth example, they may not even require prior authorization. So, it's always difficult to answer a question that you're posing. I think though in general, we're very pleased and understand what the payers are doing. We have not seen many surprises. And we think that the payer certainly that we've had interactions with are following the label, and we think that's the right thing to do and we reinforce that. So again, I think we're in a very good position right now.

A - John Johnson: I think I'd add to that, the old adage that when you've seen one zip code, you've seen one zip code. And the reason we added these 12 additional reimbursement specialists, our area business solutions specialists out in the field was just to help us address that exact issue. And there is a lot of variability, so we need to help support our customers as they go through the initial phases of understanding the reimbursement process.

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Q - Steve Bryne: And out of those various buckets that you describe, which one of them do you think is the biggest one? Is it requiring failure to just allopurinol, or allopurinol and Uloric?

A - Paul Hamelin: Yeah. Again, I don't think we've got statistics around that or where these breakout. It is across the board. We've got examples in commercial payers of all of those. And we'll continue to see variance of that I'm sure as we go forward.

Q - Steve Bryne: Okay

A - Paul Hamelin: Yeah. I just want to build just a moment on what John was saying about the area business specialist. Many infusion centers and reimbursement teams like to use Web-based services to help them work through the payers, others like to pick up the phone and call the payer directly. And I think by putting these 12 area business managers in place, it provides a face-to-face interaction at the infusion center where they can help again facilitate the processing of prior authorizations and filling out the forms for the payers.

Q - Steve Bryne: And then just one last one from me. Can you provide an update on the post-approval observation study, when do you - how do you see that unfolding and will those costs flow through the R&D line?

A - Paul Hamelin: Yeah. Our commitment on the post-approval observation trial, go back to our approval letter. And what we agreed to at that time with the FDA was to provide them a protocol by the end of February of the design of that trial for them to review and comment on. We're in the process of doing that. We will meet that goal and objective. And then later this year, we plan on rolling out that observation trial in many different centers across the United States.

A - David Gionco: And yes, those costs will flow through the R&D line.

Q - Steve Bryne: Okay. Thank you very much.

A - John Johnson: Thanks.

Operator: Thank you. Our next question comes from Cory Kasimov from JPMorgan.

A - John Johnson: Hey, Cory. I think you may be on mute.

Q - Cory Kasimov: Hello. Can you hear me?

A - John Johnson: Yeah, now we can.

Q - Matthew Lowe: Okay. Yeah, sorry. It's Matt Lowe in for Cory today. Sorry about before. Just quickly again on the reimbursement front. I was just wondering if you could share any more details on the discussions along the lines of how quickly do you feel KRYSTEXXA will be included in the formularies? And then I have a couple of follow-up questions as well.

A - Paul Hamelin: Well, it's more mainly not a formulary issue. A formulary issue would indicate that it's a pharmacy benefit, and in this case it's a medical benefit, because the therapy is being administered by the physician specifically. So it's a buy and bill. And on the medical benefit side of these plans, we've had a lot of very good interactions with the medical benefit directors. And as we were saying earlier, those interactions, one of the outcomes of the interactions is to our knowledge right now, we believe we've not had any patient that's been denied access to the drug on the medical benefit side of these commercial plans. And so that's again, we believe, a good harbinger for the future.

Q - Matthew Lowe: Okay. Thank you. And have you had, if you could share any early feedback from physicians who have used the drug? And then a second question is, if you could just clarify your thoughts on any potential ex-US partnerships going forward?

A - John Johnson: You take the first one, I'll take the second.

A - Paul Hamelin: Respect to physicians and their experiences, the comments and the anecdotal stories that we have already heard really reflect what we saw in the Phase III clinical trial. Once physicians start to get experiences, they do see the meaningful clinical benefits in these patients. And we'll hope to continue to see that as we go forward.

A - John Johnson: And we'll be tracking these patients, a group of these patients just to understand better the utilization and how physicians are thinking about that, and we'll be sharing that with you in future calls. As for the EU partnership, as I said in my opening remarks, we do plan on keeping the asset unencumbered. We believe that that is the best way to increase shareholder value at this point in time. If we were approached you know, for a partnership, we would of course evaluate that and see if it would be in the best interest of our shareholders to consider it. But at this time our plan would be to go it alone.

Q - Matthew Lowe: Okay. That's great. Thank you very much.

Operator: Thank you. Our next question comes from Joseph Schwartz with Leerink Swann.

Q - Joseph Schwartz: Hi, thanks for taking the question. I was wondering since the drug has been available for prescription for almost three months now, do you have any leading indicators you can provide as such as benefits investigations that have been submitted?

A - Paul Hamelin: Well, I think on a go forward basis, Joe, this is Paul. You know, we'll be very selective about what types of metrics that we would like to report on. I think as we're indicating earlier, we know - our payer base is going to be primarily commercial payers followed by Medicare and probably followed by the VA. And we see activity, a very healthy activity in all of those channels right now, with access being provided by these various channels, and we believe there are patients in each of these channels who are currently on therapy. And that will build as we go forward from this point in time, as more and more of these plans allow greater access, more timely access to this medical benefit.

A - John Johnson: I think what will be important is, how easily it is to access that medical benefit, but I think the important thing at this point is that we're unaware of any patients that's being denied access to the compound, which is great.

Q - Joseph Schwartz: Okay. And then as a follow-up, I know that you've been saying that you think the market is at least 170,000 patients with severe cronic gout in the United States. I'm wondering if you can help us reconcile what we often hear from physicians that each one views currently based on that data that's been generated. And when I look at their patients, they think that there is a handful of patients that might be candidates for such a potent therapy. So wondering if you can help us reconcile what is the real market and what has to happen for you to be able to bridge that gap between the perceptions that we hear versus your label?

A - John Johnson: That certainly is a question that we get a fair amount, and I think in part it depends which physicians do you talk to. And while - if you look at just rheumatology and you said that our only market was rheumatology or perhaps nephrology, you know, you would see a more restricted marketplace. We've put that number in the 60,000 to 80,000 range in those two specialties. The majority of these patients actually sit outside that in primary care, we believe, and some other specialties, but primarily in the PCP setting. And the reason to-date has been there's not much that a rheumatologist can do today beyond what a PCP could do for these individual patients, and that's why we really see a two-phase launch.

The first phase is going and educating the rheums and the nephrologies, making sure the infusion centers know how to safely and properly administer the product. Once we have that, we have the rheumatologists and nephrologists begin to use the product and see the benefits themselves and understand the reimbursement process. Then we will begin to utilize some marketing tactics in order to drive patients in Phase II into those offices from the primary care setting where we believe the majority of those patients lie today, and that's what we believe. I think it's hard for us to give you an absolute precise number. It's an estimate we have here. Certainly it's based off the CDC NHANES data in combination with some of the extensive market research the company has done, and we'll continue to look at this and give you as much description as we can going forward.

Q - Joseph Schwartz: Thank you.

Operator: Thank you. Our next question comes from Lisa Bayko, JMP Securities.

Q - Lisa Bayko: Hi, thanks for taking my question, and congratulations on the launch. I'm wondering if you could maybe just give us a little more of a sense as you talk about Phase I being kind of slow and then you're expecting things to ramp up as you get the education and the reimbursement. Could you maybe talk about, give us some sense of the timing on when you think we might see a more steep trajectory and just a little more color in that regard would be helpful. Thanks.

A - John Johnson: Yeah, absolutely. So our reps are hitting the streets on Monday. And so if you just think about the time it will take for them to go through their customers, they're obviously not going to be able to see all of them in the first couple of weeks. So it will take some time to get to those folks. Some of those folks will be ready to commit immediately, some will have questions that they will either want our sales reps to come back with, or may have questions for our medical group. We'll then have to educate the infusion centers. Once they identify patients when their infusion centers are ready, that prior approval process can take anywhere from a week to you know , over a month. We'll have to get that prior approval in place, then schedule the patient and then the patient will actually be able to have the product infused.

And so when you look at that time-line, it begins to push you three to four months out. And so, I think you'll see that first bolus of patients from the rheums and the nephs begin to hit sometime in the summer as we get towards the fourth quarter and later in the year, that's when we'll pull the trigger on Phase II depending upon whether we believe the infusion centers are ready to take in new influx of patients, and we'll begin the efforts to push them in. So probably the fourth quarter is where you're going to begin to see the trajectory really take off would be my expectation at this point in time. We'll certainly give you an up-date on that as we go out. But I think just the nature of this product and the cost of this therapy and the fact that you need to make sure the infusion centers are ready, will automatically slow the initial part of the launch.

Q - Lisa Bayko: Okay, great. That's helpful. Thank you very much.

Operator: Thank you. Our next question comes from Carol Werther with Summer Street.

Q - Carol Werther: Thanks for taking my question. So when you start to roll out to the primary care physicians, do you think you're going to have to increase the size of your sales force?

A - John Johnson: No. We'll be using a lot of peer-to-peer education; we'll be using a number of traditional marketing tactics and the Web in order to help activate these patients. We may choose to pilot some - use of some human resources in some areas. But clearly we don't have any plans to put a 300 person primary care sales force into place. Then we do some select tests here and there with contract organizations and the like on a short-term basis, but we don't have any plans to burden ourselves with a large PCP sales force.

Q - Carol Werther: And then could you just comment on how much you think you're going to have to spend to launch KRYSTEXXA?

A - David Gionco: Carol, just to follow-up what I've said earlier, we typically have not provided guidance in the past and that's our current policy right now. So we're adhering to that policy.

Q - Carol Werther: Okay. And you talked about the other indication for tumor lysis syndrome and organ transplant, are you expecting to do trials to expand the label or are they going to be more - I mean, how large are the trials going to be and do you expect the label to be expanded to include those indications?

A - John Johnson: We absolutely want to expand the label. So we're going to go ahead and do the clinical trials. And I don't know that we've defined yet with the agency the size of those trials and what would be required, so I'm not going to comment on that at this point.

Q - Carol Werther: Okay. Thank you.

Operator: Thank you. [Operator Instructions] Our next question comes from Katherine Xu from Wedbush Securities.

Q - Katherine Xu: Hi, thank you. I just want to make sure that I heard it right. So, John, did you say there is an additional 160,000 patients potentially in addition to 170,000?

A - John Johnson: That's correct. So if you look at the entry criteria for our clinical trials, the actual number of patients that would be eligible based upon the NHANES data and our estimate of the percent of those patients that would be eligible for the trial, would actually be 330,000 patients.

What we saw in the clinical trial is that the patients who had greater than, let's call it six squares a year in tophi were the ones that we originally received in the clinical trial program. That group of patients, the more severely ill patients, debilitative patients, are about 170,000. And so, what we would expect is that most of the years early on we'll be focused there. Once we have established our product, physicians see the benefit, we do expect that some patients in the 160,000 group that would also have been eligible for our clinical trial that will begin to see some of that use over time. But we certainly have plenty of opportunity right out the gate in the 170,000 population and that's where we expect the majority of the usage.

Q - Katherine Xu: Would you mind elaborating a bit more how you arrived at the 330? Again, so by the entry criteria and then matching prescription database or patient profile with the database that you have, and how did you come to the 330?

A - Paul Hamelin: Katherine, we arrived at that by going through a number of primary quantitative market research studies in the United States, where we would begin through the physicians eyes stratify the severity of symptoms in their population of gout patients, chronic gout patients that they're treating. And through those multiple quantitative market research studies, physicians would identify this population. And since they're stratifying the symptoms, we can match up those symptoms then with the entry criteria in our trial, as John was indicating, and that's where you come up with - it appears that there's about 330,000 patients that meet the criteria for our Phase III clinical trials. But as John was saying, the more severe portion of that or about 170,000 had the characteristics that were actually entered into the trial.

So we believe - this is, just reiterating what John said, the most severe of these patients are about 170,000. Those will be the patients who will receive initial trial, or initial therapy here in the next several months. And over time that population will expand and some of the additional 160,000 will probably be treated as well.

Q - Katherine Xu: All right. Thank you, Paul. Another question is the mentioning of IP going out to 2026. Would you elaborate on that?

A - Philip Yachmetz: Hi, Katherine. It's Philip. Yeah. I mean, as we've always discussed before, our IP position is quite broad and we have a series of issued patents and pending patent applications here in the United States, as well as a pending application for patent term extension with the U.S. Patent and Trademark Office. And as we've said before, assuming issuance of all the pending patent applications, we would have coverage on the molecule, the composition of matter methods of manufacturing, methods of use out to 2026.

Q - Katherine Xu: Great. Thank you.

Operator: Thank you. Our next question comes from Gene Mack from Mizuho Securities.

Q - Gene Mack: Hi, thanks for taking the question. I just want to maybe drill down a little bit more on your thoughts on guidance. If I take together the comments you made on the call today, it sounds as though you're not intending to give guidance any time sooner. I get that because of the gradual launch, but that you're also, if unless I misheard this, expecting fourth quarter to be a time in which we would see some sort of ramp.

I'm just trying to get a sense. Can you just give us an idea of how you're thinking about guidance and is there something you're thinking about on a regular basis and reserve the right to change and actually start giving guidance? When do think you - when should we expect the company to be able to start issuing forward-looking guidance on either revenue or cost?

A - John Johnson: I don't think, Gene, that you're going to see us do anything on the guidance front as it relates to the sales-line certainly until next year. We obviously will try to provide the color and try to give you some sense of it. But as for a specific range, we'll probably be somewhat quiet on that as we begin to see all the launch plans come together. As for our cost base, as we go further out in time we certainly will give you some ranges that you can expect us to be in from an operational basis. We're just not going to provide that today.

Q - Gene Mack: That's great. Thanks.

Operator: Thank you, sir. And I am showing no further questioners in queue. I'd like to turn it back to the speakers for final remarks.

John H. Johnson, Chief Executive Officer

Well, thanks again everyone for joining us. Before I close, I do want to thank all of you that reached out to me with my appointment. It was greatly appreciated. As you might imagine, it's been a very busy time for us, and there has been a tremendous amount of request for me to meet both with the analyst community as well as with our investors.

I will be doing a couple of meetings here over the next week and a half. Following that I do intend to devote my time fully to the successful launch of KRYSTEXXA, and being out in the field with our customers and our team as we launch this important product. And I'll appreciate your understanding that we're going to be focused on launching the drug and will be a little quieter with the investment community while we do that because we think that making sure that we're successfully launching this product is the best way to increase shareholder value. And I appreciate upfront your understanding of us going out and focusing on that instead of doing meetings.

With that, thanks again for joining the call. I look forward to talking to you very soon. Have a great day.

Operator: Thank you. Ladies and gentlemen, this does conclude your call for today. You may now all disconnect. Thanks very much, and have a wonderful day.